Exhibit 4(gg)

           SECOND AMENDMENT TO MAY 9, 1997 STOCK SUBSCRIPTION WARRANT

         THIS AMENDMENT TO STOCK SUBSCRIPTION WARRANT (this "Amendment") is made effective as of January 14, 1998 by and between Sandbox Entertainment Corporation, a Delaware corporation (the "Company"), and __________________________ ("Holder"), which are parties to that certain Stock Subscription Warrant with an initial issue date of May 9, 1997 (the "May Warrant"); IT IS AGREED:

         1. That the definition of "Warrant Price" on page 2 of the May Warrant shall be deleted in its entirety and replaced with the following:

                  "Warrant Price shall mean Eighty Cents ($.80) per share, subject to adjustment in accordance with Section 5; provided, however, that the Warrant Price shall be $2.00 per share (which price shall not be subject to adjustment) during the 30 day period beginning on the date that the IPO closes."

         2. Counterparts. This Amendment may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and both of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be signed by its duly and authorized officer as of the date first written above.

                                               THE COMPANY:

                                               SANDBOX ENTERTAINMENT CORPORATION


                                               By: _____________________________
                                               Its _____________________________


ACCEPTED BY HOLDER:

Holder:

By: ________________________

    By:_________________________________
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Schedule  4(gg)  to the  Second  Amendment  to the  Note  and  Warrant  Purchase
Agreement dated May 9, 1997 -

List of Holders:


Holder and Address
------------------

Sundance Venture Partners, L.P.
400 East Van Buren Street
Suite 750
Phoenix, Arizona 85004

Newtek Ventures II, L.P.
500 Washington Street
Suite 720
San Francisco, California 94111

Wasatch Venture Corporation
c/o Zions First National Bank
Investment Division, Venture Capital Dept.
1 South Main Street, Suite 1000
Salt Lake City, Utah 84133
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